Exhibit 4.14.5

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR CEDE & CO., AS NOMINEE OF THE DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITORY.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE OPERATING PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CBL & ASSOCIATES LIMITED PARTNERSHIP
4.60% Senior Note Due 2024

REGISTERED No. R-1	PRINCIPAL AMOUNT: $300,000,000
CUSIP: 12505JAB9
ISIN: US12505JAB98

CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of THREE HUNDRED MILLION DOLLARS ($300,000,000) on October 15, 2024 (the “Stated Maturity Date”) (unless redeemed on any date fixed for redemption (the “Redemption Date”) prior to the Stated Maturity Date in accordance with the terms of this Note and the Indenture) (the Stated Maturity Date and the Redemption Date is hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest on the outstanding principal amount of this Note from and including October 8, 2014, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as applicable, semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2015 (each, an “Interest Payment Date”), and, if applicable, on the Maturity Date, at the rate of 4.60% per annum (as may be adjusted in accordance with “Interest Rate Adjustment” below), until said principal amount is paid or duly provided for. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Interest Rate Adjustment. The interest rate payable on this Note will be subject to adjustment from time to time if, on or after January 1, 2016 and prior to January 1, 2020, the aggregate principal amount of all outstanding Debt of the Limited Guarantor, the Operating Partnership and the Subsidiaries (determined on a consolidated basis in accordance with accounting principles generally accepted in the United States) which is secured by a Lien on any of their respective properties or assets is greater than 40% but less than 45% of the sum of (without duplication): (1) Total Assets of the Limited Guarantor, the Operating Partnership and the Subsidiaries as of the last day of the fiscal quarter covered in the Limited Guarantor’s annual or quarterly report most recently furnished to the holder of this Note or filed with the Commission, as the case may be, or, if the Limited Guarantor is no longer obligated to file annual and quarterly reports with the Commission, as of the last day of the then most recently ended fiscal quarter and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Limited Guarantor, the Operating Partnership or any

Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of any additional Debt, as follows.

Date	Amount of Interest Rate Increase
On or after January 1, 2016 until prior to January 1, 2017	0.25%
On or after January 1, 2017 until prior to January 1, 2018	0.50%
On or after January 1, 2018 until prior to January 1, 2019	0.75%
On or after January 1, 2019 until prior to January 1, 2020	1.00%
If at any time the interest rate on this Note has been adjusted upward and the aggregate principal amount of all outstanding Debt of the Limited Guarantor, the Operating Partnership and the Subsidiaries (determined on a consolidated basis in accordance with accounting principles generally accepted in the United States) which is secured by a Lien on any of their respective property or assets is 40% or less of the sum of (without duplication): (1) Total Assets of the Limited Guarantor, the Operating Partnership and the Subsidiaries as of the last day of the fiscal quarter covered in the Limited Guarantor’s annual or quarterly report most recently furnished to the holder of this Note or filed with the Commission, as the case may be, or, if the Limited Guarantor is no longer obligated to file annual and quarterly reports with the Commission, as of the last day of the then most recently ended fiscal quarter and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Limited Guarantor, the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of any additional Debt, then the interest rate on this Note will be decreased such that the interest rate for this Note equals 4.60% per annum. However, the interest rate on this Note will be subject to further adjustment upward if the conditions specified in the immediately preceding paragraph become applicable again during the time periods noted in the table above.
In no event shall (1) the interest rate for this Note be reduced to below 4.60% per annum, (2) the total increase in the interest rate on this Note exceed 1.00% above 4.60% per annum or (3) the interest rate for this Note on or after January 1, 2020 exceed 4.60% per annum.
Payment of Interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the April 1 or October 1, whether or not a Business Day, as defined in the Indenture, as the case may be, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.
If any interest payment date, the maturity date, any date fixed for redemption or any other day on which the principal of, premium, if any, or interest on this Note becomes due and payable falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date, maturity date, redemption date or other date, as the case may be.
Optional Redemption. The provisions of Article Eleven of the Indenture shall apply to this Note, as supplemented or amended by the following paragraphs.

The Notes will be redeemable, at the Operating Partnership’s sole option, in whole at any time or in part from time to time, in each case prior to July 15, 2024, for cash, at a Redemption Price equal to the greater of (1) 100% of the aggregate principal amount of the Notes to be redeemed or (2) an amount equal to the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed, not including any portion of the payments of interest accrued to, but not including, such Redemption Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.35%, plus, in each case (1) and (2), accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but not including, such Redemption Date. In addition, at any time on or after July 15, 2024, the Notes will be redeemable, at the Operating Partnership’s sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the Notes to be redeemed to, but not including, such Redemption Date. Notwithstanding the foregoing, interest will be payable to Holders of the Notes on the Regular Record Date applicable to an interest payment date falling on or before such Redemption Date.
The following definitions will apply with respect to the foregoing:
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any Redemption Date for the Notes, (1) the average of three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (2) if the Operating Partnership obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
“Independent Investment Banker” means one of J.P. Morgan Securities LLC, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC and their successors, appointed by the Operating Partnership or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Operating Partnership.
“Reference Treasury Dealer” means: each of (i) J.P. Morgan Securities LLC and RBC Capital Markets, LLC and their respective successors; provided that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), the Operating Partnership will substitute therefor another Primary Treasury Dealer, (ii) a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc., (iii) a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and (iv) one other Primary Treasury Dealer selected by the Operating Partnership.
“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.
In order to exercise the Operating Partnership’s right of optional redemption, the Operating Partnership (or, at the Operating Partnership’s request, the Trustee on its behalf) shall deliver a written notice of redemption to each Holder of the Notes to be redeemed at least 30 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of the Notes to be redeemed, the CUSIP and ISIN numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment and that payment will be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption will become due and payable on the Redemption Date at the Redemption Price. On or before 10:00 a.m., New York City time, on the Redemption Date, the Operating Partnership shall deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.
Unless the Operating Partnership defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption.
If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed, which in the case of Notes in book-entry form, shall be in accordance with the procedures of The Depository Trust Company. The Trustee shall select Notes and portions of Notes in amounts of $2,000 and whole multiples of $1,000 in excess of $2,000.
Place of Payment. The Operating Partnership will make payment of principal of, and premium, if any, and interest on, this Note in immediately available funds at the Corporate Trust Office of the Trustee or such other Office or Agency as may be designated by the Operating Partnership for such purpose in The City of New York, in Dollars.
Time of Payment. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the Maturity Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.
General. This Note is one of a duly authorized issue of Securities of the Operating Partnership, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of November 26, 2013, among the Operating Partnership, CBL & Associates Properties, Inc., as limited guarantor (the “Limited Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented to the date hereof by the First Supplemental Indenture thereto, dated November 26, 2013 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Operating Partnership, the Limited Guarantor and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Operating Partnership, the Limited Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “4.60% Senior Notes Due 2024” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to THREE HUNDRED MILLION DOLLARS ($300,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern.
Further Issuance. The Operating Partnership may, from time to time, without notice to, or the consent of, the Holders of the Notes, increase the principal amount of the series of Notes and issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial Interest Payment Date and initial date of interest accrual). Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes; provided, however, that any such Additional Securities that have the same CUSIP, ISIN or other identifying number of any Outstanding Notes must be fungible with such Outstanding Notes for U.S. federal income tax purposes.
Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.
Sinking Fund. The Notes are not subject to, or entitled to the benefits of, any sinking fund.
Satisfaction and Discharge. The Indenture contains provisions where, upon the Operating Partnership’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.
Legal Defeasance and Covenant Defeasance. The Indenture contains provisions for legal defeasance of certain obligations of the Operating Partnership under this Note and the Indenture and covenant defeasance of certain obligations of the Operating Partnership under the Indenture.
Modification and Waivers; Obligations of the Operating Partnership Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Operating Partnership and the Limited Guarantor and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Operating Partnership, the Limited Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Operating Partnership with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Operating Partnership, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.
Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding any other provision of the Indenture, each Holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.
Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.
Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the Office or Agency in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Operating

Partnership and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Operating Partnership, the Limited Guarantor, the Trustee and any agent of the Operating Partnership, the Limited Guarantor or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Operating Partnership, the Limited Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.
Limited Guarantee. Subject to the limitations set forth in the Indenture, the Limited Guarantor guarantees to the Holders (a) the aggregate principal balance of, and all accrued and unpaid interest on, this Note and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Operating Partnership owing to the Holders of every kind, nature and description, under or in respect of the Indenture or this Note, for losses suffered by reason of fraud or willful misrepresentation by the Operating Partnership, CBL Holdings I, Inc., its or their affiliates or the Limited Guarantor (and for no other reason) pursuant to the Limited Guarantee issued pursuant to the Base Indenture.
Exculpation. CBL Holdings I, Inc., the Operating Partnership’s sole general partner, shall not have any liability with respect to this Note. The Limited Guarantor shall not have any liability with respect to this Note other than pursuant to the Limited Guarantee.
Defined Terms. All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.
Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE OPERATING PARTNERSHIP, THE LIMITED GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE LIMITED GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.
Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture (including the Limited Guarantee) or be valid or obligatory for any purpose.
Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Operating Partnership has caused “CUSIP” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP number, or the ISIN number, printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.
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IN WITNESS WHEREOF, the Operating Partnership has caused this Note to be duly executed by duly authorized signatories.
Dated: October 8, 2014

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc., its general partner

	By:	/s/ Farzana K. Mitchell
	Name:	Farzana K. Mitchell
	Title:	Executive Vice President - Chief Financial Officer

[Signature Page to Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ William G. Keenan
Name:	William G. Keenan
Title:	Vice President

Dated: October 8, 2014

[Signature Page to Global Note]

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,
including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee